Exhibit 99.1
Levitt Corporation Reports Financial Results for the Second Quarter, 2007
FORT LAUDERDALE, FL — August 9, 2007 — Levitt Corporation (NYSE: LEV) today announced financial results for the period ending June 30, 2007. Net loss for the second quarter of 2007 was $58.1 million, or ($2.93) per diluted share, compared with a net loss of $737,000, or ($0.04) per diluted share in the second quarter of 2006. Year-to-date, Levitt Corporation (“Levitt” or “the Company”) reported a net loss of $57.1 million, or ($2.88) per diluted share, compared to a net loss of $1.4 million, or ($0.07) per diluted share, for the first six months of 2006.
     The second quarter 2007 net loss included pretax charges of approximately $63.0 million associated with homebuilding inventory impairment charges, compared with $4.7 million of impairment charges in the second quarter of 2006. Excluding these charges the pretax (loss) income would have been ($10.1) million in the second quarter of 2007 and $3.7 million in the same period in 2006. The 2007 year to date net loss included pretax impairment charges of $63.3 million compared with impairment charges of $4.7 million in the 2006 six month results. The large impairment charge in the second quarter of 2007 reflects the continued deterioration of the homebuilding markets where we operate, particularly in Florida, the need to employ aggressive pricing and discounting strategies in an effort to increase sales, and the prolonged duration of the weakness in the market.
     Chairman and Chief Executive Officer, Alan B. Levan, commented, “The housing market continued to weaken throughout the second quarter. New and existing home inventories have continued to increase nationally as a consequence of decreased consumer demand and reduced credit availability, leading to downward pressure on new order pricing throughout our markets. We believe that market conditions will continue to be challenging for the foreseeable future, and our quarter-end impairment evaluations reflect our current outlook for the market. Future impairments may also be necessary if the market does not strengthen.

     “As previously announced, on January 30, 2007 we entered into a merger agreement with BFC Financial Corporation (“BFC”) which if consummated would result in Levitt becoming a wholly-owned subsidiary of BFC. In 2007, Levitt has incurred net losses of $57.1 million including pretax impairment charges associated with its homebuilding inventory of $63.3 million. Levitt and Sons, our homebuilding subsidiary, has experienced material negative cash flow, which to date has been advanced by Levitt Corporation. Under the terms of Levitt and Sons’ project financing, in addition to scheduled principal payments, cash payments are required at any time if a reappraisal of property reflects a valuation resulting in a loan to value ratio below required amounts. The merger agreement contains numerous conditions to the transaction and grants each party the right to terminate upon certain events. Such conditions include, among other things, receipt of various shareholder approvals, the absence of any material adverse change, the representations and warranties of each party being true and correct at the time of the merger, the operation of the businesses in the ordinary course and the previously delivered opinions of the financial advisors not being withdrawn. BFC has advised Levitt that it is reviewing the transaction to determine if it is willing to proceed with the transaction based on the current circumstances and events. In light of the above, and given our recent financial results, the current state of the real estate market and its capital requirements, Levitt is also reviewing how best to proceed. As previously announced, Levitt has indicated that in the event the merger did not go forward, it would pursue a rights offering to its shareholders in order to generate capital.
Homebuilding Division:
     “Total revenue from sales of real estate in our Homebuilding Division during the second quarter of 2007 increased $7.1 million to $123.7 million, from $116.6 million in the comparable 2006 period. During the second quarter of 2007, we delivered 379 units at an average selling price of $326,000 compared to 392 delivered units with an average selling price of $297,000 in the corresponding 2006 quarter.
     “Gross orders of 478 units in the second quarter of 2007 were reduced by 187 cancellations, resulting in net orders of 291 units and a cancellation rate (defined as cancellations divided by gross orders) of 39.1%, an increase compared to the second quarter of 2006 when the cancellation rate was 21.5%. Demand in our active adult and family communities in Florida, which constitute 58% of our unsold lot inventory, was weak during the 2007 quarter. Average selling prices for gross orders in the second quarter of 2007 were $256,000 down from $283,000 in the comparable 2006 period as a result of increased sales incentives and a higher mix of townhome units.

     “At the close of the second quarter of 2007, our Homebuilding Division had a backlog of 957 homes with a sales value of $297.8 million versus 1,799 homes with a sales value of $609.2 million at June 30, 2006. The average sales price of homes in the backlog at June 30, 2007 decreased 8.3% to $311,000; down from the year ago average of $339,000. “Spec inventory”, the majority of which resulted from cancelled orders, consisted of 128 finished units at the end of the second quarter of 2007, with an additional 39 units in various stages of construction. We intend to continue to employ aggressive discounting strategies in an attempt to reduce this inventory going forward.
     “Margin percentage (defined as sales of real estate, minus cost of sales of real estate, divided by sales of real estate) was (38.3%) for the second quarter of 2007, versus 16.5% in the comparable 2006 quarter. Excluding homebuilding inventory impairment charges of $63.0 million and $4.7 million, respectively, gross margin would have declined to 12.6% in 2007 from 20.5% in 2006 due primarily to the amount of discounting and sales incentives given to customers.
     “Selling, general and administrative expenses (SG&A) as a percent of total homebuilding revenue were approximately 18.2% during the second quarter of 2007 versus 17.5% for the comparable quarter of 2006. The increase relates to higher selling costs and compensation and benefits expenses. Selling costs increased in the second quarter of 2007 versus the second quarter of 2006 as a result of increased advertising and marketing expenditures aimed at improving sales center traffic, and increased commissions associated with the higher average sales prices on delivered homes and the increased use of outside brokers. The increase in employee compensation and benefits is related to severance charges recorded in the three months ended June 30, 2007. The Company continues to evaluate overhead spending in an effort to align costs with backlog, sales and deliveries. Based on this ongoing evaluation, the Company reduced headcount during the 2007 second quarter by 34 employees. In connection with this reduction, we recorded severance charges of approximately $900,000 in the second quarter of 2007.
     “We have substantially curtailed our land acquisition activities and did not acquire any land during the quarter. Our continuing investment in inventory is principally associated with land development activities outside of Florida and the construction of amenities in many of our projects. We are closely monitoring spending for land development in existing projects, including the timing and phasing of community amenity construction. Given the early stage of development of many of our projects which were opened in late 2005 and 2006, ongoing investment will be necessary. We will re-evaluate land acquisitions in 2008 and determine if there are economically viable opportunities and may also collaborate with Core Communities in its master planned communities. Additionally, in an effort to strengthen our balance sheet, we continue to evaluate our existing land inventory and are currently marketing a number of parcels.

Land Division:
     “Revenue from our Land Division was $1.9 million for the second quarter of 2007 compared to $14.1 million during the comparable 2006 period. During the second quarter of 2007, one acre, consisting of three lots, was sold at Tradition, South Carolina compared to 49 acres consisting of finished lots sold in Tradition, Florida during the corresponding 2006 period. While traffic at the Information Center at Tradition, Florida has dramatically slowed in connection with the challenging homebuilding market in Florida, interest in commercial property appears to remain strong in Tradition Square, the Landing at Tradition, and in proximity to the land under development for the Torrey Pines Institute. The Land Division plans to continue to expand its commercial operations through sales to developers and if appropriate to internally develop certain projects for leasing to third parties. Demand and traffic at our Tradition South Carolina master-planned community has remained steady and appears not to be as adversely impacted as the Florida residential market.
     “The third party backlog in our Land Division at June 30, 2007 consisted of contracts for the sale of 98 acres with a sales value of $29.0 million, compared with contracts for the sale of 84 acres with a sales value of $15.4 million at June 30, 2006.
     “Total SG&A increased to $4.1 million during the second quarter of 2007 from $3.6 million for the comparable 2006 period. This increase reflects additional headcount to support the expansion into the South Carolina market and increasing activity in commercial leasing and irrigation activities, higher advertising and marketing costs, and an increase in property taxes.
     “Construction is progressing at the Landing at Tradition, our approximately 500,000 square foot, 80 acre retail power center, and the grand opening is expected late in the third quarter of 2007. Further, Tradition Square (the 112,000 sq. ft. mixed-use development that serves as town center for Tradition, Florida) is completely leased and fully occupied. In connection with the periodic review of our portfolio and based on the current strong market for similar commercial properties, the Land Division has begun to consider expressions of interest for the sale of these two commercial properties and currently intends to pursue sale of the properties within the next twelve months.
Other Operations:
     “Other Operations consist of the activities of Levitt Commercial, the company’s parent company operations, earnings from our investments in Bluegreen and other real estate investments and joint ventures. SG&A expense for the second quarter of 2007 remained unchanged at $6.9 million as compared to the same 2006 period. Based on our ownership interest of approximately 31% of the outstanding shares of Bluegreen Corporation, income associated with our investment in Bluegreen was $1.4 million for the second quarter of 2007, versus $2.2 million in the corresponding 2006 period.

Levitt Corporation Selected Financial Data (Consolidated)
Second Quarter, 2007 Compared to Second Quarter, 2006
•	Total revenues of $127.8 million vs. $133.2 million

•	Net loss of $58.1 million vs. $737,000

•	Diluted loss per share of $2.93 vs. $0.04 per diluted share

•	SG&A as a percent of total revenue was 26.3% vs. 23.3%

•	Homes delivered (units) of 379 vs. 392

•	Gross orders (units) of 478 vs. 423

•	Gross orders (value) of $122.4 million vs. $119.6 million

•	Cancellations (units) of 187 vs. 91

•	Net orders (units) of 291 vs. 332

•	Homebuilding Division backlog (units) of 957 vs. 1,799

•	Homebuilding Division backlog (value) of $297.8 million vs. $609.2 million

•	Land Division third party backlog (value) of $29.0 million vs. $15.4 million
Year to Date, 2007 Compared to Year To Date, 2006
•	Total revenues of $271.6 million vs. $260.7 million

•	Net loss of $57.1 million vs. $1.4 million

•	Diluted loss per share of $2.88 vs. $0.07 per diluted share

•	SG&A as a percent of total revenue was 24.5% vs. 22.2%

•	Homes delivered (units) of 741 vs. 831

•	Gross orders (units) of 763 vs. 1,008

•	Gross orders (value) of $209.3 million vs. $294.9 million

•	Cancellations (units) of 313 vs. 170

•	Net orders (units) of 450 vs. 838
     Levitt Corporation’s second quarter 2007 earnings results press release and financial summary will be available on its website: www.LevittCorporation.com. To view the press release and financial summary, access the “Investor Relations” section and click on the “News Releases” navigation link.

About Levitt Corporation:
Levitt Corporation is the parent company of Levitt and Sons® and Core Communities. Levitt Corporation also holds an aggregate 31% ownership interest in Bluegreen Corporation.
Levitt and Sons®, America’s first builder of planned suburban communities, is best known for creating New York’s Levittown, Long Island and has built approximately 200,000 homes over the last 78 years. Today, Levitt and Sons® develops single and multi-family home communities for active adults and families in Florida, Georgia, South Carolina and Tennessee. A significant portion of Levitt’s strategy is to be a leader in developing communities for America’s next, big demographic wave: retirement of the baby-boom generation. These communities typically feature a wide variety of amenities, including resort style pools, fitness and athletic facilities, and grand clubhouses.
Core Communities develops master-planned communities, including its original and best known, St. Lucie West. Core Communities’ newest master-planned community is Tradition TM Florida. Now under development on Florida’s Treasure Coast in St. Lucie County, Tradition TM is an 8,200-acre community that is planned to ultimately feature up to 18,000 residences as well as a commercial town center and a world-class corporate park. Core has also begun development of Tradition TM South Carolina, an approximate 5,400-acre parcel of land located adjacent to Hilton Head Island and Bluffton, South Carolina that is planned to ultimately include up to 9,500 residences and 1.5 million square feet of commercial space.
For further information, please visit our websites:
www.LevittCorporation.com
www.LevittandSons.com
www.CoreCommunities.com
* To receive future Levitt Corporation news releases or announcements directly via Email, please click on the Email Broadcast Sign Up button on our website: www.LevittCorporation.com.
Levitt Corporation Contact Information
Investor Relations:
Leo Hinkley, Senior Vice President
Phone: (954) 940-4995
Fax: (954) 940-5320
Email: InvestorRelations@LevittCorporation.com
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Some of the statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and involve substantial risks and uncertainties. Some factors which may affect the accuracy of the forward-looking statements apply generally to the real estate industry, while other factors apply directly to Levitt Corporation (“the Company”). Any number of important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations; the market for real estate in the areas where the Company has developments, including the impact of market conditions on the Company’s margins and the fair value of our real estate inventory; the accuracy of the estimated fair value of our real estate inventory and the potential for further write-downs or impairment charges; the need to offer additional incentives or discounts to buyers to generate sales; the effects of increases in interest rates and availability of credit to buyers of our homes; cancellations of existing sales contracts and the ability to consummate sales contracts included in the Company’s backlog; the realization of cost savings associated with reductions of workforce and the ability to limit overhead and costs commensurate with sales; the Company’s ability to periodically renew our credit facilities on acceptable terms, if at all, and enable us to finance projects through completion; the Company’s ability to maintain sufficient liquidity and satisfactory bank relationships in the event of a continued weakness in the housing market; the Company’s ability to access additional capital on acceptable terms, if at all, including through BFC Financial Corporation; and the Company’s success at managing the risks involved in the foregoing. The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect the Company’s future performance are described in the Company’s periodic reports filed with the SEC, and may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.LevittCorporation.com.